Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT, dated as of February 21, 2013 (this “Agreement”) is made by and between SANUWAVE HEALTH, INC., (the “Company”) a Nevada corporation with a principal place of business at 11475 Great Oaks Way, Suite 150, Alpharetta, Georgia 30022, and JOSEPH CHIARELLI, an individual resident of the State of New Jersey residing at ____________________(the “Employee”).

INTRODUCTION

The Employee and the Company desire to set forth in this Agreement the terms upon which the Employee will be employed by the Company.

NOW THEREFORE, the parties hereby agree as follows:

1.     Definitions. For the purposes of this Agreement, the following terms shall have the following definitions:

(a)     “Board” means the board of directors of the Company.

(b)     “Cause” means (i) the conviction of the Employee of a felony or of any criminal act involving moral turpitude, (ii) the continuous deliberate or recurrent refusal to perform employment duties reasonably requested by the Board (other than as a result of a Disability), (iii) intentional fraud or embezzlement, (iv) material violation of the Federal securities laws, (v) continuous gross misconduct or gross negligence in connection with the performance of the Employee’s duties, (vi) a material breach of any term or condition of this Agreement and the Employee’s failure to cure any such breach within 15 days after receipt of written notice from the Board of the occurrence of such breach, describing such breach in reasonable detail and identifying such occurrence or circumstance as Cause under this Agreement or (vi) failure by the Company to consummate an equity financing prior to June 30, 2013 resulting in gross proceeds to the Company of no less than $5.0 million.

(c)     “Commencement Date” means February 25, 2013.

(d)     “Disability” means the inability of the Employee to perform a substantial portion of his duties pursuant to this Agreement (i) and the Board’s reasonable determination that such circumstances will continue for at least 90 days following consideration of the Employee’s physical or mental condition or (ii) because of illness, incapacity or physical or mental disability continuing for a period of 90 consecutive days during any 12-month period during the term of this Agreement.

(e)     “Good Reason” means the termination of this Agreement by the Employee following (i) any involuntary reduction in the Salary or Annual Bonus opportunity; (ii) any involuntary material diminution in the responsibilities, authority or duties of the Employee except in the event of a termination for Cause or due to death, Disability or resignation without Good Reason; (iii) any non-consensual required relocation of Employee’s principal place of employment beyond a fifteen (15) mile radius of Employee’s then principal place of employment (which, for purposes of clarification, is a material change in the geographic location of which the Employee must provide services); or (iv) a Substantial Breach if such Substantial Breach shall not have been cured by the Company within 15 days of receipt by the Board of written notice from the Employee of the occurrence of such Substantial Breach, describing such Substantial Breach in reasonable detail and identifying such occurrence or circumstance as a Substantial Breach under this Agreement.

(f)     “Holder” means any holder or owner (legal or beneficial) of any membership interests, including, without limitation, the Employee, his legal representatives (including trustees, executors and guardians), and any transferees thereof, regardless of whether the Interests are transferred by agreement or by operation of law.

(g)     “Stock” and/or “Shares” refer to those securities registered within the Corporate Registration.

(h)     “Substantial Breach” means any material breach by the Company of its obligations to compensate the Employee pursuant to the terms and conditions of this Agreement; provided, however, that Substantial Breach shall not include a termination of the Employee’s employment for Cause or due to death or Disability; and provided, further, that no Substantial Breach shall be deemed to exist at any time that a basis for termination for Cause exists.

(i)     “Term” means the period commencing on the Commencement Date and terminating on the second anniversary of the Commencement Date or such later date determined in accordance herewith, unless earlier terminated pursuant to Section 6 hereof.

2.             Working Relationship.

2.1.     Employment. Commencing on the Commencement Date and terminating at the conclusion of the Term, the Company shall employ the Employee, and the Employee shall serve the Company, as Chief Executive Officer. In his capacity as Chief Executive Officer, (a) the Employee shall report to, and follow the directions of the Board, and (b) perform and discharge the duties and responsibilities as may be determined from time to time by the Board consistent with such position, provided that such duties shall not be inconsistent with the title, tenure, and seniority of the Employee within the Company.

2.2.     Full Time. Commencing on the Commencement Date, the Employee shall devote his full and exclusive business time and energies to the performance of his duties to the Company pursuant to this Agreement, which duties shall be performed diligently and in a professional manner. Nothing in this Agreement shall prevent the Employee from (i) devoting reasonable time and attention to personal, public and charitable affairs, or (ii) serving on other boards of directors, as long as such activities do not interfere with the effective performance of his duties hereunder.

2.3.     Assignment Location; Working Period. It is currently expected that the Employee will fulfill his assignment in the New York, New York metropolitan area from Monday morning through the close of business on Friday. It is contemplated that, should such relocation be required by the Company, Employee shall be entitled to recover all documented fair and reasonable costs and expenses relative to such relocation, including, without limitation, relocation of all household goods, transportation of family, costs associated with the sale of Employee’s current residence, and any and all costs associated with the purchase of a new residence within one year following such relocation. The additional terms and conditions relating to such relocation shall be set forth in a written agreement supplemental hereto.

2.4.     Extended Term. Unless the Company or Employee shall give notice to the other within sixty (60) days prior to the final day of the Term, this Agreement shall be deemed extended by an additional one year period. The extended term compensation and conditions mutually agreeable to the Company and Employee must be evidenced in an addendum hereto, provided, however, that such compensation terms shall not be less favorable to Employee than those set forth herein.

3.             Salary and Bonus.

3.1.     Salary. The Company shall pay a salary to the Employee at a rate of US $200,000 per year (pro-rated for periods of less than a full calendar year) for the period ending one year from the date hereof, and $225,000 thereafter, payable to the Employee in equal installments in accordance with the Company’s standard salary payment policies. The Employee also agrees to serve as a member of the Board without additional consideration.

3.2.     Annual Bonus.

(a)      In the event of the satisfaction of the milestones set forth in Schedule 3.2(a) attached hereto, the Company shall award and pay to the Employee the cash bonus set forth opposite such milestone in such schedule within thirty (30) days following the satisfaction of such milestone.

(b)     Following each anniversary of the Commencement Date during the Term, wholly subject to the discretion of the Board based upon the Employee’s and the Company’s performance during such year, the Board may award the Employee a cash bonus. Notwithstanding anything to the contrary in this Section 3.2 or Section 6.4, no annual discretionary bonus shall be deemed to have accrued or otherwise to have become payable for the purposes of this Agreement unless this Agreement shall not have been terminated prior to the end of the year in respect of which such bonus was awarded.

3.3.     Stock Options. Upon the execution and delivery hereof, the Company shall grant to Employee incentive stock options (the “Options”) under the Company’s Amended and Restated 2006 Stock Incentive Plan (The “Stock Option Plan”) to acquire an aggregate of 2,250,000 shares of common stock of the Company (the “Common Stock”), exercisable, subject to vesting, for five years from the Commencement Date at an exercise price of the greater of (i) $0.35 per share or (ii) the closing price of the Common stock on the date of grant, subject to adjustment for stock splits, stock dividends, reverse stock splits, and recapitalizations, which Options shall vest in accordance with Schedule 3.3 hereto. Additional stock options or shares of common stock of the Company may be awarded to the Employee during the Term at the discretion of the Board or the relevant committee thereof. The Employee shall be entitled to participate in all stock option, restricted share, and incentive compensation plans and programs adopted or maintained by the Company, subject to the terms of such plans and programs and, in the case of incentive plans pursuant to which the grant or award of any benefit is at the discretion of the Board or other person, to the discretion of the Board or such other person.

4.             Expenses; Benefits.

4.1.     Expenses. The Employee shall be entitled to reimbursement by the Company for all reasonable communications, travel, lodging and other expenses actually incurred by the Employee in connection with the performance of his duties, against receipts or other appropriate written evidence of such expenditures as required by the appropriate Internal Revenue Service regulations or by the Company, or by the relevant taxing authorities in any country, state, or other jurisdiction in which Employee shall be performing his duties at the request of the Company’s Board.

4.2.     Benefits.

(a)     The Employee shall be entitled to participate in all health insurance and other benefit plans maintained by the Company for its employees, subject to applicable eligibility requirements and, in the case of benefit or incentive plans pursuant to which the grant or award of any benefit is at the discretion of the Board or other person, to the discretion of the Board or such other person. Nothing in the foregoing shall limit or restrict the Company’s discretion to amend, revise or terminate any benefit or plan without notice to or consent of the Employee. In the event that Employee shall determine not to participate in the health plan offered by the Company, the Company shall reimburse Employee in the amount of $200 per month therefor.

(b)     The Employee shall be entitled to participate in the Company 401k plan (if available), social security, and comparable benefits. The Company will provide the Employee not less than $500,000 of term life insurance during the term of this Agreement.

(c)     During the term of this Agreement, the Board shall consist of five (5) members, and the Employee shall be entitled to nominate one (1) member of the Board. The Employee may nominate one (1) member of the board. The Company and the Board agree to take all steps necessary to cause the nomination and election to the Board of Employee or the Employee’s nominee, as applicable.

5.             Vacation. The Employee shall, upon reasonable notice to the Company, be entitled to up to three (3) weeks of paid vacation time during each year under this Agreement, pro rated for periods of less than a full year hereunder; provided, that the timing and duration of any particular vacation shall not unduly interfere with the business of the Company or the effective performance of the Employee’s duties hereunder, as reasonably determined in good faith by the Board. Vacation is provided on a use-it-or-lose-it basis for each Company fiscal year.

6.             Termination.

6.1.     Termination for Death. This Agreement shall terminate automatically, without requirement of further action by the Company or the Employee, upon the death of the Employee.

6.2.     Termination by the Company. The Company may terminate this Agreement at any time with Cause after delivering written notice of such termination to the Employee.

6.3.     Termination by Employee.

(a)     The Employee may terminate this Agreement without Good Reason thirty (30) days after delivering written notice of such termination to the Company.

(b)     The Employee may terminate this Agreement for Good Reason five (5) business days after delivering written notice of such termination to the Company.

6.4.     Termination of Compensation. Except as otherwise required by non-waivable provisions of applicable law, in the event that either Employee’s employment is terminated by the Board without Cause or by Employee with Good Reason (in each case excluding such Employee’s death or Disability), the Company shall upon such termination be required to continue to pay to Employee his salary, bonus pursuant to Section 3.2(a) hereof and all other benefits and perquisites hereunder and to accelerate all unvested Options to vest. In the event the Employee’s Employment is terminated by the Board with Cause or by Employee without Good Reason, the Company shall not be required to continue to pay Employee Employee’s Salary, any bonus not theretofore awarded shall be deemed forfeited by Employee, and all unvested Options shall immediately terminate, be deemed forfeited by Employee and be of no further force or effect. In the event that the Term shall conclude but either party shall elect not to extend the Term as provided herein, the Options shall continue to vest for the following eighteen (18) months as provided in, and subject to Schedule 3.3

6.5.     Termination of Employment. The Employee’s employment by the Company shall terminate simultaneously with the termination of this Agreement for any reason. Except as otherwise provided herein, as required by applicable law, or pursuant to any Company employee benefit plans, the Employee shall only be entitled to receive and the Company shall only be obligated to pay any amounts to the Employee earned and payable prior to the date of such termination

6.6.     Return of Property. Promptly following the termination of this Agreement by any party for any reason, the Employee and his legal or personal representatives shall promptly return to the Company at its principal offices any and all information, documents and other materials relating to or containing confidential information which are, and any and all other property of the Company which is, in the Employee’s possession, care or control, regardless of whether such materials were created or prepared by the Employee and regardless of the form of, or medium containing, such property, information, documents or other materials.

7.             Non-Competition.

(a)        Employee acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

(i)

During the Term and, for a period of two years following the date Employee ceases to be employed by the Company (the “Restricted Period”), Employee will not, whether on Employee’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting in competition with the Company the business of any client or prospective client for the purpose of selling or providing a Competitive Product or Service.

(ii)	During the Restricted Period, Employee will not directly or indirectly:

(A)

engage in any business that competes with the business of the Company or its affiliates in selling or providing a Competitive Product or Service (including, without limitation, businesses which the Company or its affiliates have specific plans to conduct in the future and as to which Employee is aware of such planning) in any geographical area that is within 100 miles of any geographical area where the Company or its affiliates manufactures, produces, sells, leases, rents, licenses or otherwise provides its products or services (a “Competitive Business”);

(B)

enter the employ of, or render any services to, any Person who or which (or any division or controlled or controlling affiliate of such Person) engages in a Competitive Business; provided, however, that Employee shall be permitted to become an employee of, or render services to, a Person that engages in a Competitive Business (or that is a controlled or controlling affiliate of any Person that engages in a Competitive Business) if Employee’s employment or provision of services is limited to a line of business of such Person that does not constitute a Competitive Business, Employee does not sell or provide a Competitive Product or Service, and Employee does not otherwise indirectly violate the restrictive covenants set forth herein;

(C)

acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(D)

interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company or any of its affiliates and customers, clients, suppliers partners, members or investors of the Company or its affiliates with respect to a Competitive Product or Service.

(iii)

Notwithstanding anything to the contrary in this Agreement, Employee may, directly or indirectly own, solely as an investment, securities of any Person engaged in the business of the Company or its affiliates which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Employee (A) is not a controlling person of, or a member of a group which controls, such person and (B) does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(iv)	During the Restricted Period, Employee will not, whether on Employee’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(A)	solicit or encourage any employee of the Company or its affiliates to leave the employment of the Company or its affiliates; or

(B)

hire any such employee who is at the time employed by the Company or its affiliates; provided, however, that nothing herein shall prevent Employee, whether on Employee’s own behalf or on behalf of or in conjunction with any Person, from hiring any such employee if such employee initially contacted Employee and initially solicited an offer of employment from Employee.

(v)

During the Restricted Period, Employee will not, directly or indirectly, solicit or encourage to cease to work with the Company or its affiliates any consultant then under contract with the Company or its affiliates.

(vi)	For purposes of this Agreement, the term “Competitive Product or Service” means the products that use or incorporate Extracorporeal Shock Wave Technology, and any services related to such products.

(b)     It is expressly understood and agreed that although Employee and the Company consider the restrictions contained in this Section 7 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Employee, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

8.             Confidentiality; Intellectual Property.

(a)     Confidentiality.

(i)

Employee will not at any time (whether during or after Employee’s employment with the Company) (A) retain or use for the benefit, purposes or account of Employee or any other Person; or (B) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information -- including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals -- concerning the past, current or future business, activities and operations of the Company, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

(ii)     “Confidential Information” shall not include any information that is (A) generally known to the industry or the public other than as a result of Employee’s breach of this covenant; (B) made legitimately available to Employee by a third party without breach of any confidentiality obligation; (C) required by law to be disclosed; or (D) relates to a Competitive Product or Service; provided that Employee shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(iii)     Upon termination of Employee’s employment with the Company for any reason, Employee shall (A) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or affiliates; (B) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Employee’s possession or control (including any of the foregoing stored or located in Employee’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its affiliates and subsidiaries, except that Employee may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information and copies of any agreements to which Employee is a party; and (C) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Employee is or becomes aware.

(b)     Intellectual Property.

(i)      If Employee creates, invents, designs, develops, contributes to or improves any Company products, either alone or with third parties, during Employee’s employment by the Company and within the scope of such employment and/or with the use of any the Company resources , Employee shall irrevocably assign, transfer and convey all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

(ii)     Employee shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Company products. If the Company makes a reasonable effort to contact the Employee but is unable to do so with thirty (30) days notice to the Employee in order to secure Employee’s signature on any document for this purpose, then Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney in fact, to act for and in Employee’s behalf and stead to execute any required documents.

9.             Miscellaneous.

9.1.     Entire Agreement. This Agreement contains the entire agreement among the parties with respect to the matters set forth herein, and supersedes all prior agreements or understandings among the parties with respect to such matters.

9.2.     Descriptive Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

9.3.     Notices. All notices, requests and other communications to any party hereunder shall be in writing, and shall be sufficient if delivered personally or sent by telecopy (with confirmation of receipt) or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to the Employee:	Joseph Chiarelli ______________ ______________ Facsimile: Email:_________

If to the Company:	SANUWAVE Health, Inc. 11475 Great Oaks Way, Suite 150 Alpharetta, Georgia 30022 Attention: _________ Facsimile: _________ Email: ____________

or to such other address or telecopy number as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Each such notice, request or communication shall be effective when received or, if given by mail, when delivered at the address specified in this Section 7.3 or on the fifth business day following the date on which such communication is posted, whichever occurs first.

9.4.     Counterparts. This Agreement may be executed in one or more counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

9.5.     Benefits of Agreement. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is for the sole benefit of the parties hereto and not for the benefit of any third party.

9.6.     Amendments and Waivers. No modification, amendment or waiver of any provision of, or consent required by, this Agreement, nor any consent to any departure herefrom, shall be effective unless it is in writing and signed by the parties hereto. Such modification, amendment, waiver or consent shall be effective only in the specific instance and for the purpose for which given.

9.7.     Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable without the prior written consent of the Company. Any instrument purporting to make an assignment in violation of this Section 9.7 shall be void and of no effect.

9.8.     GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAWS PROVISIONS).

9.9.     CONSENT TO JURISDICTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF ANY FEDERAL COURT OR STATE COURT OF NEW YORK, AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE LITIGATED EXCLUSIVELY IN SUCH COURTS. EACH OF THE PARTIES HERETO AGREES NOT TO COMMENCE ANY LEGAL PROCEEDING RELATED HERETO EXCEPT IN SUCH COURT. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING IN ANY SUCH COURT AND HEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

9.10.     Withholding. The payment of any amount pursuant to this Agreement, including, without limitation, pursuant to Sections 3, 4 and 6, shall be subject to any applicable withholding and payroll taxes in effect in any applicable jurisdiction, which may be deducted by the Company in its sole discretion.

9.11.     Advice of Counsel. The Employee represents and warrants that he has had full opportunity to seek advice and representation by independent counsel of his or her own choosing in connection with the interpretation, negotiation and execution of this Agreement.

9.12.     Enforceability.   It is the desire and intent of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, then such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.

9.13.     Employment Representations and Warranties. The Employee hereby represents, warrants and acknowledges to, and agrees with, the Company as follows: (a) at the Commencement Date, the execution and delivery by the Employee of, and the Employee’s performance of his obligations under this Agreement, shall not breach the terms of, or require the giving of notice under, any other agreement to which the Employee is a party or is bound; (b) Employee will not violate any non-solicitation or non-disclosure covenant by which the Employee is bound, or use or disclose any confidential or proprietary information obtained in connection with the Employee’s employment by any previous Employer, in connection with his or her employment by the Company, and (c) Employee has disclosed to the Company in full detail all non-competition, non-solicitation and non-disclosure covenants by which the Employee is bound as of the commencement of employment with the Company.

9.14.     Survival of Provisions. Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 6.4, 6.6,7, 8, 9.6, 9.7, 9.8, 9.9, 9.10, 9.12, 9.13, 9.15 and this Section 9.14 shall survive the termination of this Agreement (regardless of the manner or basis of termination) in accordance with their terms.

9.15.     Section 409A.

(a)     It is intended that this Agreement will either be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (and any regulations and guidelines issued thereunder) (“Section 409A”) to the extent this Agreement is subject thereto, in both form and operation, and this Agreement shall be interpreted on a basis consistent with such intent. Any provision that would cause this Agreement to fail to satisfy Section 409A (if applicable) or an exemption therefrom shall have no force or effect until amended to comply with or remain exempt from Section 409A, which amendment may be retroactive to the extent permitted by Section 409A.

(b)     For purposes of this Agreement, a termination of Employee’s employment shall refer to a “separation from service,” and a termination of Employee’s employment shall not be considered to have occurred unless such termination constitutes a “separation from service” (within the meaning of Treas. Reg. § 1.409A-1(h)).

(c)     Wherever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A. For purposes of this Agreement, each payment is intended to be excepted from Section 409A to the maximum extent provided under Section 409A.

(d)     All reimbursements and in kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Employee’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than 2 ½ months after the end of the calendar year in which the expense is incurred; and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

(e)     Notwithstanding any other provision of this Agreement, if the Employee is a "specified employee" as defined in Section 409A(a)(2)(B)(i) of the Internal Revenue Code at the time of the Employee’s termination of employment, then the payment of any amount under or pursuant to this Agreement in connection with the Employee’s termination of employment that is considered deferred compensation subject to Code Section 409A shall be deferred until six (6) months after the Employee’s termination of employment or, if earlier, the Employee’s death, (the “409A Deferral Period”). In the event payments are otherwise due to be made in installments or periodically during the 409A Deferral Period, the payments that would otherwise have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payments shall be made as otherwise scheduled.

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SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed, or have caused their duly authorized representative to execute, this Employment Agreement as of the date first above written.

SANUWAVE HEALTH, INC.

By:	/s/ Kevin A. Richardson, II
Name: Kevin A. Richardson, II
Title: Chairman of the Board of Directors

EMPLOYEE:

By:	/s/ Joseph Chiarelli
Name: Joseph Chiarelli

Schedule 3.2(a)

BONUS MILESTONES REFERENCED IN SECTION 3.2(a)

Milestone to be Achieved	Cash Bonus
Consummation on or after the Commencement Date of a financing resulting in gross proceeds to the Company of no less than $5.0 million at a price per share of not less than $0.35 (subject to adjustment for stock splits, stock dividends, reverse stock splits and recapitalizations)	$35,000
When the final patient is enrolled in the dermaPACE Phase III clinical trial	$25,000
Upon receipt by the Company of FDA approval for the use of dermaPACE	$25,000
Execution and delivery by the Company on or after the Commencement Date of a license or distribution agreement from which the Company is entitled to receive gross proceeds of no less than $1.0 million and the Company has received payments of at least $250,000.	$25,000

Schedule 3.3

VESTING OF SHARES REFERENCED IN SECTION 3.3

The Options shall vest as follows:

Milestone to be Achieved	Options Vested
Execution and delivery by Employee of this Agreement	375,000
Consummation on or after the Commencement Date of a financing resulting in gross proceeds to the Company of no less than $5.0 million at a price per share of not less than $0.35 (subject to adjustment for stock splits, stock dividends, reverse stock splits and recapitalizations)	375,000
Execution and delivery by the Company on or after the Commencement Date of a license or distribution agreement from which the Company is entitled to receive gross proceeds of no less than $1.0 million and the Company has received payments of at least $250,000.	375,000
Approval by the United States Food and Drug Administration for the use of dermaPACE	375,000

In the event the Company achieves the four milestones above during the period commencing on the Commencement Date through the second anniversary of the Commencement Date, and the Term is not extended by the Company, the final tranche of 750,000 0ptions shall vest at the end of the Term and be exercisable for eighteen (18) months.

Notwithstanding the foregoing, in the event that the United States Food and Drug Administration shall affirmatively reject results of the Phase III clinical trial of dermaPACE, all unvested Options shall immediately terminate, be deemed forfeited by Employee and be of no further force or effect.

In the event of a Change in Control (as defined below), all Options then granted to Employee which are unvested at the date of the Change in Control will be immediately vested.

As used herein, a “Change of Control” of the Company shall be deemed to have occurred:

(a)     Upon the consummation, in one transaction or a series of related transactions, of the sale or other transfer of voting power (including voting power exercisable on a contingent or deferred basis as immediately exercisable voting power) representing more than 75% of the voting power of the stock of the Company to a person or group of related persons who, on the date of this Agreement, is not affiliated (within the meaning of the Securities Act of 1933, as amended) with the Company, whether such sale or transfer results from a tender offer or otherwise; or

(b)     Upon the consummation of a merger or consolidation in which the Company is a constituent corporation and in which the Company’s stockholders immediately prior thereto will beneficially own, immediately thereafter, securities of the Company or any surviving or new corporation resulting therefrom having less than a majority of the voting power of the Company or any such surviving or new corporation; or

(c)     Upon the consummation of a sale, lease, exchange, or other transfer or disposition by the Company of all or substantially all its assets to any person or group of related persons.